Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into on and effective on May 1, 2026 (the “Effective Date”) by and between Richard Wolfson (the “Executive”) and Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”).

WHEREAS, the Executive is the Senior Vice President - General Counsel and Corporate Secretary for the Company;

WHEREAS, the Executive has previously notified the Company of his intent to retire;

WHEREAS, the Executive and the Company, with the approval of the Company’s Board of Directors (“Board”), wish to arrange for the Executive’s orderly separation from the Company in a manner that is mutually beneficial to the parties;

NOW, THEREFORE, in consideration of their respective concessions, releases and promises made hereunder, which consideration the parties acknowledge is adequate and sufficient for all purposes, and intending to be legally bound, the parties hereby agree as follows:

1.	Separation from Service/Early Retirement. The Executive’s date of separation from service shall be the Effective Date, and the parties shall treat such separation of service as an early retirement for all purposes. The Executive will cease participation in the Company’s benefits plans as of the Effective Date, and the Company will provide the Executive with the opportunity to continue medical and dental coverage via COBRA, at the Executive’s expense and in accordance with applicable law.

2.	Termination of Consulting Agreement; Severance Agreement. The Company hereby terminates that certain Consulting Agreement of July 17, 2023 between the Company and the Executive, which termination constitutes a “Qualifying Termination” under that certain Severance Agreement of May 25, 2018 between the Company and the Executive (“Severance Agreement”). Upon the Executive’s execution and delivery of the Release contained in Exhibit B of the Severance Agreement (or such similar release satisfactory to the Company), the Executive shall be entitled to all payments and other benefits, and shall be subject to all obligations, as specified in the Severance Agreement.

3.	Pro-Ration of Incentive Compensation.

a.	With respect to any share-based awards previously issued to the Executive that have not yet vested as of the Effective Date, the Executive shall be deemed to have satisfied all conditions of “Retirement” and “Retirement Eligible” as such terms are defined in the long-term incentive plans pursuant to which such awards were granted (each an “LTI Plan”). The Executive shall be entitled to receive such awards less all applicable withholdings following his separation from service, but only when, if, and to the extent such awards would have vested if the Executive had remained an employee of the Company, without acceleration, and the final amount of such awards shall be pro-rated to the Effective Date as provided in the respective LTI Plans. The Executive acknowledges that any unvested and outstanding performance-based equity awards issued under an LTI Plan will only vest when and to the extent the performance criteria applicable thereto over the relevant performance period are certified by the Compensation Committee of the Board as having been achieved and could be zero.

b.	The Company will pay the Executive his annual bonus for fiscal year 2026 but only if, when and to the extent the same is paid to other Senior Vice Presidents of the Company. Such payment shall be prorated based on the total number of days that the Executive was an employee of the Company during fiscal year 2026, and the prorated amount shall be paid to the Executive less all applicable withholdings. The Executive acknowledges that there is no guarantee that a bonus for fiscal year 2026 will be paid to Senior Vice Presidents and could be zero.

4.	Reimbursement of Expenses; No Other Payments.

a.	The Company will reimburse the Executive for any unpaid reimbursable expenses he incurs prior to the Effective Date, reports no later than thirty days after the Effective Date and otherwise submits in accordance with the Company’s expense policies.

b.	The payments set forth in Section 3 of this Agreement, the payment of severance under the Severance Agreement in accordance with the terms thereof, and the reimbursement of expenses in accordance with Section 4(a), are the only payments and benefits to which the Executive shall be entitled under this Agreement or otherwise in connection with services rendered prior to the Effective Date.

5.	Ongoing Assistance; Information Technology

a.	The Executive will continue to cooperate as reasonably requested from time to time to ensure a smooth transition of his responsibilities. In this regard, the Executive will make himself generally available from time to time following the Effective Date to respond to questions from Company executives, the Board, the committees of the Board, and individual directors. Such conversations will be scheduled for mutually agreed dates and times.

b.	The Executive will retain his laptop computer and peripherals, stripped or cleaned as the Company may determine. The Company will continue to provide the Executive with access to his Company Outlook email account and calendar until such date as the parties may agree.

6.	Section 409A. The provisions of Section 5 of the Severance Agreement regarding Section 409A of the Internal Revenue Code of 1986, apply equally to this Agreement and are hereby incorporated by reference in their entirety as if set forth herein.

7.	Governing Law; Mediation and Arbitration

This Agreement will be interpreted under and governed by Tennessee law. Any and all disputes arising out of this Agreement will first be submitted to mediation by a private mediator mutually agreed upon by the parties, and, if necessary, thereafter to individual arbitration administered by the American Arbitration Association pursuant to its Employment rules and consistent with the ADR policy adopted by Cracker Barrel.  Cracker Barrel’s ADR policy is incorporated as if set forth fully herein.

8.	Entire Agreement

This Agreement and the Severance Agreement and its associated Release together represent the complete and integrated agreement of the parties with respect to its subject matter and replaces and supersedes all prior negotiations, understandings, discussions and agreements, whether oral or written, between them.  For the avoidance of doubt, the foregoing statement shall not limit or impact any separate agreements that the parties may enter into, pursuant to which the Company or the Board might contract with the Executive in respect of future projects.  Any such agreements will be governed exclusively by the terms thereof.

9.	Miscellaneous

This Agreement may not be amended, and the rights and obligations of the parties hereunder may not be assigned or delegated, except by the written agreement of the parties in each instance, and any waiver by a party of its rights hereunder must be in writing and will serve only as a waiver in such instance.  Headings used herein shall not affect the interpretation of this Agreement and are for convenience only.  No provision of this Agreement shall be interpreted against either party by reason of that party having drafted the same.  This Agreement may be signed in counterparts through the exchange of electronic signatures or signatures exchanged as PDF files, which will have the effect of original signatures for all purposes.

[The remainder of this page has been left blank intentionally.  Signature page follows.]

[Signature Page to Retirement Agreement]

/s/Richard M. Wolfson

Richard M. Wolfson

Date: May 1, 2026

CRACKER BARREL OLD COUNTRY STORE, INC.

By: /s/Julie MasinoDate: May 1, 2026

Julie Masino

Title: President & Chief Executive Officer

RELEASE

THIS RELEASE ( “Release”) is made and entered into by and between Richard M. Wolfson (“Executive”) and CRACKER BARREL OLD COUNTRY STORE, INC. and its successors or assigns (the “Company”). The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, Executive and the Company have agreed that Executive’s employment with Company shall terminate on May 1, 2026;

WHEREAS, Executive and the Company have previously entered into that certain Severance Agreement, dated May 25, 2018 (the “Agreement”), and this Release is incorporated therein by reference;

WHEREAS, Executive and the Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Executive’s employment, and the termination thereof, with appropriate releases, in accordance with the Agreement;

WHEREAS, the Company desires to compensate Executive in accordance with the Agreement for service she has or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the Parties set forth in this Release, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.      Claims Released Under This Agreement.  In exchange for the opportunity to receive the severance benefits described in Section 2(b) of the Agreement and except as provided in Paragraph 2 below, subject to Executive’s fulfillment of Executive’s ongoing obligations under the Agreement, Executive hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Executive ever had, may have, or now has against the Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Released Parties”), arising out of or relating to (directly or indirectly) Executive’s employment or the termination of Executive’s employment with the Company, or any other event occurring prior to the execution of this Release, including, but not limited to:

(a)           claims for violations of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, , the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, the Equal Pay Act of 1963, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, or the Employee Retirement Income Security Act, the Tennessee Human Rights Act, the Tennessee Disability Act, the Genetic Information Nondiscrimination Act, or any other law relating to discrimination or retaliation in employment (in each case, as amended);

(b)           claims for violations of any other federal or state statute or regulation or local ordinance;

(c)           claims for lost or unpaid wages, compensation or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, misrepresentation, conversion, tortious interference, breach of contract or breach of fiduciary duty;

(d)           claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement or any other similar type plan sponsored by the Company; or

(e)           any other claims under state law arising in tort or contract.

2.             Claims Not Released Under This Agreement.  In signing this Release, Executive is not releasing any claims that (a) enforce Executive’s rights under the Agreement, (b) arise out of events occurring after the date Executive executes this Release, (c) arise under any written non-employment related contractual obligations between the Company or its affiliates and Executive which have not terminated as of the execution date of this Release by their express terms, (d) arise under a policy or policies of insurance (including director and officer liability insurance) maintained by the Company or its affiliates on behalf of Executive, (e) relate to any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Tennessee law or otherwise, or (f) if Executive’s date of termination of employment occurs prior to a Change in Control, claims for additional severance entitlements under Section 4.5 of the Agreement if a Change in Control occurs within 180 days following such date.  However, Executive understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company, and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans.  Nothing in this Release shall prohibit Executive from engaging in protected activities under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of law.

3.             No Assignment of Claim.  Executive hereby represents that Executive has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any Party prior to the date of this Release.

4.             No Admission Of Liability.  This Release shall not in any way be construed as an admission by the Company or Executive of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of the Company or Executive, or the Company’s or Executive’s representatives, employees or agents.

5.             No Current Claims. Executive represents and warrants that Executive has not filed any complaint(s) or charge(s) against the Company or the other Released Parties with the EEOC or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, or with any other local, state, or federal agency or court or that Executive has disclosed in writing to the Company any such complaint(s) or charge(s).

6.             Disclosure.  Executive acknowledges and warrants that, that except as previously discussed (whether orally or in writing) with the Board or internal or external Company counsel, Executive is not aware of any matters for which Executive was responsible or which came to Executive’s attention as an employee of the Company that might give rise to, evidence or support any claim of illegal conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against the Company.

7.             Company Property.  All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Executive generated or received from the Company remains the Company’s sole and exclusive property.  Executive agrees to promptly return to the Company all property of the Company in Executive’s possession.  Executive further represents that Executive has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company.  Executive additionally agrees not to retain in Executive’s possession any such documents or other materials.

8.             Cooperation.  Executive will provide reasonable cooperation to the Company, all Released Parties and their respective counsel at all times in any internal or external claims, charges, audits, investigations, and/or lawsuits involving the Company and/or any other Released Party of which Executive may have knowledge or in which Executive may be a witness, it being understood that requests for reasonable cooperation shall not unreasonably interfere with Executive’s personal or other professional responsibilities.  Such reasonable cooperation includes meeting with the Company’s representatives and counsel to disclose such facts as Executive may know; preparing with the Company’s counsel for any deposition, trial, hearing, or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony.  The Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive in the course of complying with this obligation.  Nothing in this Section 8 should be construed in any way as prohibiting or discouraging the Executive from testifying truthfully under oath as part of, or in connection with, any such proceeding.

9.             Acknowledgement of Waiver of Claims under ADEA. Executive acknowledges that this Release waives any and all claims that Executive may have under the ADEA for claims arising prior to the execution of this Release and that Executive’s agreement to waive such claims and all other claims released under the terms of this Release is made knowingly and voluntarily. Executive acknowledges that Executive would not be entitled to the severance benefits but for Executive’s non-revoked execution of this Release. Executive further acknowledges that (a) Executive has been advised that Executive should consult with an attorney prior to executing this Release, (b) Executive has been given twenty-one (21) days within which to consider this Release before executing it, (c) Executive has been given at least seven (7) days following the execution of this Release to revoke this Release (the “Revocation Period”) by providing written notice of revocation in accordance with Section 6 of the Agreement, and (d) Executive was not coerced, threatened or otherwise forced to sign this Release, and that Executive’s signature appearing hereinafter is knowing and voluntary.  Executive further acknowledges that upon expiration of the Revocation Period, this Release will be binding upon Executive and Executive’s heirs, administrators, representatives, executors, successors and assigns, and this Release will become irrevocable.

10.           Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The Parties further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

11.           Specific Performance. If a court of competent jurisdiction determines that Executive has breached or failed to perform any part of this Release, the Executive agrees that Company shall be entitled to seek injunctive relief to enforce this Release, to the extent permitted by applicable law.

12.           Restrictive Covenants. Executive acknowledges that Executive entered into restrictive covenants in Section 3 of the Agreement, and that in accordance with the terms of the Agreement, Executive is subject to those obligations as they remain in full force and effect following Executive’s separation of employment with the Company.

13.           No Waiver. Should the Company fail to require strict compliance with any term or condition of the Agreement or this Release, such failure shall not be deemed a waiver of such terms or conditions, nor shall the Company’s failure to enforce any right it may have preclude it from thereafter enforcing its rights under the Agreement or this Release.  Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of the Agreement or this Release.

14.           Entire Agreement.  This Release constitutes the entire understanding of the Parties regarding the subject matter of this Release, supersedes all prior oral or written agreements on the subject matter of this Release and cannot be modified except by a writing signed by all Parties in accordance with Section 18 below.

15.           Binding Effect.  This Release inures to the benefit of, and is binding upon, the Parties and their respective successors and assigns.

16.           Captions.  The captions to the various sections of this Release are for convenience only and are not part of this Release.

17.           Counterparts.  This Release may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement.

18.           Amendments. Any amendment to this Release must be in writing and signed by duly authorized representatives of each of the Parties hereto and must expressly state that it is the intention of each of the Parties hereto to amend the Release.

19.           Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to principles of conflict of laws.

20.           Exclusive Jurisdiction and Venue.  The appropriate state or federal court in Wilson County, Tennessee will be the exclusive jurisdiction and venue for any dispute arising out of this Release.  The parties voluntarily submit to the jurisdiction of these courts for any litigation arising out of or concerning the application, interpretation or any alleged breach of this Release.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of May 1, 2026.

[Signature page follows]

Acknowledged and Agreed To:

“COMPANY”

CRACKER BARREL OLD COUNTRY STORE, INC.

By: /s/Jennifer Lankford

Name: Jennifer Lankford

Title: SVP General Counsel & Corp. Secretary

Date: May 1, 2026

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE.  I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

“EXECUTIVE”

By: /s/Richard M. Wolfson

Name: Richard M. Wolfson

Date: May 1, 2026